Exhibit 99

For Immediate Release

Contact:
Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank, Inc. Reports Loss of $.68 per Share for the Second Quarter

Mortgage Pricing Pressures and Other Market Factors Weigh on Results;
Management Pursues Multiple Initiatives to Improve Performance

ATLANTA (August 8, 2006) — NetBank, Inc. (Nasdaq: NTBK), a diversified financial services provider and parent company of NetBank® (www.netbank.com), today reported financial results for the quarter ended June 30, 2006. The company recorded an after-tax loss of $31.4 million or $.68 per share for the period, compared with after-tax income of $2.3 million or $.05 per share during the same quarter a year ago. On a year-to-date basis, the company recorded an after-tax loss of $42.4 million or $.92 per share, versus after-tax income of $296,000 or $.01 per share during the first half of 2005.

As seen in the 2006 year-to-date results above, second quarter performance worsened from an after-tax loss of $.24 per share in the first quarter. Current quarter results include a number of charges. These items and other drivers behind the change in performance from last quarter to this quarter appear below. All comparisons are on a sequential quarter basis unless noted otherwise. Many of these drivers are addressed in greater detail later in this release.

•                  Further Reduction in Earning Assets. Average earning assets declined by $285 million to $4.3 billion as management continued to moderate asset growth to maintain its internal targets for risk-based capital ratios.

•                  Less Mortgage Activity. Mortgage originations and sales softened during the quarter based on origination trends in general as well as the company’s decision during the quarter to cut capacity and emphasize a more limited set of products in its non-conforming operation. Conforming and non-conforming production totaled $2.6 billion, a decrease of $233 million. Following the decline in production, sales eased by $400 million to $2.5 billion.

•                  Heightened Mortgage Repurchase Activity. Our indirect conforming and non-conforming mortgage operations experienced markedly higher repurchase requests on loans previously delivered to investors. Provision expense within our Financial Intermediary segment totaled $20.3 million this quarter, an increase of $13.2 million from last quarter.

•                  Negative Net Servicing Results. Net servicing losses steepened from $5.8 million, pre-tax, a quarter ago to $16.7 million, pre-tax, this quarter. This quarter’s results include a $15.0 million pre-tax charge to the carrying value of the company’s portfolio of mortgage servicing rights (“MSRs”) that the company is actively marketing for sale. Management recorded the impairment charge based on market data it has gathered during the sales process. The adjustment brings our valuation into closer alignment with the valuation estimates observed in the third-party marketing data.

•                  Goodwill Impairment. Management wrote off goodwill on the company’s recreational vehicle, boat and aircraft lending business following the second quarter, which tends to be the operation’s busiest season. Production and performance within the channel remained below historical results and our internal projections. The business continues to be adversely impacted by rising fuel costs and slower boat sales following the severe hurricane season of 2005. We concluded that the existing level of goodwill no longer accurately reflected the value of the operation’s brand and other market intangibles in today’s more challenging environment and that a pre-tax impairment to goodwill of $6.4 million was warranted.

The company’s board of directors did not declare a dividend. In serving shareholder interests, the board felt it was more prudent to protect the company’s capital base and tangible book value from further erosion than to support a dividend at this time. The board continues to view dividends as an attractive way to distribute shareholder wealth and create additional value. It intends to consider returning a dividend when current earnings pressures abate and meaningful profitability is restored.

Management Commentary

“Quarterly results remain unacceptable,” said Douglas K. Freeman, chairman and chief executive officer. “The company’s performance continues to be adversely impacted by the flat yield curve and relentless pricing and operating pressures we and other institutions are experiencing on the mortgage side of our businesses. In light of these conditions, our number one priority is to protect shareholder equity to the extent possible without sacrificing the components of our franchise that have the greatest long-term value.

“We announced previously that we were evaluating our various lines of business from a risk-adjusted return on capital standpoint so we can redirect resources in a disciplined, strategic way. As part of this effort, we have made staffing reductions in underperforming areas. We are also pursuing a sale of our mortgage servicing platform and portfolio of mortgage servicing rights. This process is ongoing, and we remain optimistic in our ability to get a deal done to free up capital currently allocated to this asset.

“Our efforts do not end there,” Freeman continued. “We made a number of changes in our non-conforming operation during the quarter. We moved our focus to a set of products that tend to carry better margins and less repurchase risk. This change allowed us to cut staffing by approximately 16%. We are also evaluating other opportunities for this business since we are increasingly concerned that the non-conforming environment will remain under duress for a protracted period. Other institutions announced similar concerns along with their intent to explore alternatives for their non-conforming operations.

“We are also addressing performance within our recreational vehicle, boat and aircraft lending operation. We recently reorganized the business under our auto lending unit. This integration will allow us to deliver more effectively on the synergy that exists between these businesses and drive improved sales volumes. We still believe in its long-term earnings potential as well as the cross-sell opportunities that exist given the similarities between the underlying borrowers and our online banking customers.

“Execution of these initiatives will move us back toward profitability and keep us well positioned to build on the momentum we have seen elsewhere in our company,” Freeman concluded. “We have built a profitable bank with a highly attractive deposit and customer base. Our retail mortgage business, Market Street Mortgage, has maintained consistent profitability and grown its market share. Our deposit and payment forwarding service, QuickPostSM, is also meeting with wide market interest and acceptance. These businesses represent tremendous, hidden value in our organization today, and we continue to believe that they will serve as the key to significant shareholder return over time.”

Retail Banking Segment Performance

Table 1 below details results in the company’s Retail Banking segment. Pre-tax income for the segment totaled $788,000, a decrease of $897,000 from last quarter. Interest income remained under pressure during the quarter, but the majority of the decline relates to increased variable expense with QuickPost. QuickPost and related initiatives had a $3.2 million negative effect on the banking segment’s bottom line. Exclusive of these initiatives, the segment’s overall expense ratio remained relatively flat at 160 basis points (“bps”).

QuickPost was initially developed for and rolled out to our bank customers. Management has stated previously that we intend to break out the operation as a channel and move it into our Transaction Processing segment. We have routinely reviewed our financial reporting methodology at the beginning of each year to make refinements or enhancements. We plan to do so again in 2007 and will consider separate reporting for QuickPost at that time. We have added a line item for QuickPost and related initiatives to the Retail Banking table below as well as to corresponding schedules in the financial supplement on our Web site. This additional transparency should provide investors a better understanding of pure banking performance.

Quarterly expenses associated with QuickPost are likely to level off in the coming quarters. These costs are largely driven by the number of UPS Stores sending packages on a daily basis. Approximately two-thirds of the 4,100 stores in the network generate packages right now on a given day. This penetration rate may increase, but it is unlikely to ever run at 100%. Management is now focused on driving greater revenue in its effort to move the operation toward profitability. Revenue is tied to the number of third-party deposits or payments included in the packages since the company receives a fee for processing those items. The more third-party items in the package, the higher the revenue.

Average earning assets within the banking segment declined by $285 million during the quarter due to lower mortgage production and a sale of home equity loans. Management elected to sell $104 million in home equity loans held by the bank as part of its overall capital management strategy. Home equity loans are included in the 100% risk weighted category in terms of risk-based capital calculations. The sale generated $308,000 in revenue and a $1.9 million reversal in provision expense.

Table 1

RETAIL BANKING

($ in 000s, Unaudited)

	2006	2006
	2nd Quarter	1st Quarter	Change
Net interest income	$18,306	$20,969	$(2,663)
Provision for credit losses	972	2,999	(2,027)
Net interest income after provision	17,334	17,970	(636)
Gain on sales of loans	308	—	308
Fees, charges and other income	3,650	3,372	278
Total banking revenues	21,292	21,342	(50)
Total banking expenses	17,310	17,770	(460)
Pre-tax banking operations	3,982	3,572	410

Net QuickPost, PowerPost & NetServ Results	(3,194)	(1,887)	(1,307)
Pre-tax income	788	1,685	(897)

Average earning assets	$4,324,185	$4,609,654	$(285,469)
QuickPost transactions	238,674	72,302	166,372

Banking operations to average earning assets
Net interest income after provision	1.60%	1.56%	0.04%
Gain on sales, fees, charges and other income	0.37%	0.29%	0.08%
Banking revenues	1.97%	1.85%	0.12%
Banking expenses	1.60%	1.54%	0.06%
Pre-tax banking income	0.37%	0.31%	0.06%

Additional performance drivers behind Retail Banking segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Deposits decreased by $101 million or 3.6%. The decline in deposits was basically split between a drop in retail deposits and escrow funds within our mortgage servicing operation. The marketplace for retail deposits remains hyper competitive. Management is somewhat impeded in its ability to compete aggressively for deposits given the company’s current earnings pressure and need to balance the benefits of higher marketing costs with reduced operating expenses.

•                  Our business finance operation contributed pre-tax earnings of $3.3 million, an increase of $230,000 or 7.0%. Its production rose by $7.2 million or 14.0% to $58.5 million.

•                  Our auto lending business continues to show marked improvement in its profitability. Its pre-tax earnings increased from $54,000 to $229,000.

Financial Intermediary Segment Performance

Table 2 below details results in the company’s Financial Intermediary segment. The segment reported a pre-tax loss of $22.9 million this quarter compared with a loss of $4.0 million last quarter. The difference in quarter-over-quarter performance relates primarily to the heightened repurchase activity mentioned above. We experienced a significant increase in repurchase demands within both our conforming and non-conforming channels. As a result of the larger-than-anticipated volume, provision expense for the quarter totaled $20.3 million, an increase of $13.2 million over last quarter.

Provision expense is taken as a direct deduction from gain on sale income. The segment’s revenue margin fell to 42 bps, a decline of 64 bps from a quarter ago. The heightened provision cost accounted for most of the decrease. The segment’s operating expense ratio crept up slightly, but the increase was a function of the decline in overall production. In terms of absolute dollars, expenses within the segment came down by more than $1.4 million.

We believe the increased frequency of repurchase demands is indicative of a larger trend where investors are being more assertive in returning delinquent or problematic loans. We constantly analyze the main reasons behind repurchase demands to improve internal processes and protocols to ensure we meet the required underwriting and documentation standards.

Table 2

FINANCIAL INTERMEDIARY

($ in 000s, Unaudited)

	2006	2006
	2nd Quarter	1st Quarter	Change
Net interest income	$4,781	$6,693	$(1,912)
Gain on sales of loans	10,434	22,890	(12,456)
Other income	895	524	371
Net Beacon Credit Services results	(6,332)	(286)	(6,046)
Net MG Reinsurance results	597	881	(284)
Total revenues	10,375	30,702	(20,327)
Salary and employee benefits	18,022	18,294	(272)
Occupancy and depreciation expense	6,108	6,235	(127)
Other expenses	9,145	10,172	(1,027)
Total expenses	33,275	34,701	(1,426)
Pre-tax loss	$(22,900)	$(3,999)	$(18,901)

Production	2,582,727	2,815,262	$(232,535)
Sales (includes inter-company sales)	2,494,743	2,894,307	$(399,564)

Total revenues to sales	0.42%	1.06%	(0.64)%
Total expenses to production	1.29%	1.23%	0.06%
Pre-tax margin	(0.87)%	(0.17)%	(0.70)%

Additional performance drivers behind Financial Intermediary segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Conforming production totaled $2.1 billion, a decrease of 4.8%. Conforming sales declined by 11.0% to $2.0 billion. Although pricing pressures within the channel remain pronounced, management has made progress in its effort to streamline the operation’s capital markets execution and to further diversify its production into alternate loan products. Without the heightened provision expense, conforming performance would have been near breakeven this quarter.

•                  Non-conforming production fell by 20.9% to $479 million as management narrowed the focus of the operation and reduced capacity accordingly. Non-conforming sales fell in turn to $538 million, a decrease of 22.7%.

Transaction Processing Segment Performance

Table 3 below details results in the company’s Transaction Processing segment. Pre-tax income totaled $631,000, a decrease of $867,000 from last quarter. The decline in income is centered primarily in the company’s ATM and merchant processing operation. This business recorded a pre-tax loss of $640,000 for the quarter based on charge-offs relating to past due receivables and revenue accruals.

Table 3

TRANSACTION PROCESSING

($ in 000s, Unaudited)

	2006	2006
	2nd Quarter	1st Quarter	Change
Total revenue	$5,173	$6,225	$(1,052)
Total expenses	4,542	4,727	(185)
Pre-tax income	$631	$1,498	$(867)

Additional performance drivers behind Transaction Processing segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The number of ATMs in our network declined by 8.7% to 8,750 machines. The ATMs that dropped from the network were inactive locations. The total number of ATM transactions processed during the quarter actually rose by 6.9% to 7.6 million.

•                  Our number of merchant processing terminals in deployment slipped by 6.4% to 2,180. The volume of transactions cleared through these terminals was off by 2.8% to $46.5 million. Management remains committed to growing this line of business and believes it can reverse the current trend through its ongoing sales effort.

Servicing Asset Segment Performance

Table 4 below details results in the company’s Servicing Asset segment. The segment reported a pre-tax loss of $16.7 million compared with a pre-tax loss of $5.8 million last quarter. Current quarter results include a $15.0 million impairment charge to the carrying value of the company’s portfolio of MSRs. Management announced a plan to pursue a sale of this asset last quarter as part of its ongoing capital management program. A sale could enable us to free up some of the capital currently allocated to the asset and use it to fund additional growth at the bank or in other parts of our business.

We noted in our initial discussion of the proposed sale that the carrying value of our servicing asset might be plus or minus 10% of market averages. Marketing ranges, bids and other data we have gathered thus far in the sales process suggested that our valuation was high relative to current market conditions. We elected to adjust our valuation to bring it into closer alignment with the midpoint we observed in the data.

The sales process is ongoing. Based on our efforts to date and feedback from various market participants, we remain optimistic on our ability to execute a deal at a satisfactory price.

Table 4

SERVICING ASSET
($ in 000s, Unaudited)

	2006	2006
	2nd Quarter	1st Quarter	Change
Net interest income	$887	$326	$561
Servicing fees	9,700	10,601	(901)
Other income	35	28	7
Total revenue	10,622	10,955	(333)
Amortization of MSRs	9,890	10,547	(657)
Subservicing fees paid	2,409	2,503	(94)
Other expenses	716	623	93
Total expenses	13,015	13,673	(658)
Pre-tax servicing margin	(2,393)	(2,718)	325
Loss on hedges	(4,764)	(6,698)	1,934
(Impairment) recovery	(9,517)	3,611	(13,128)
Net hedge results	(14,281)	(3,087)	(11,194)
Net pre-tax loss	$(16,674)	$(5,805)	$(10,869)

Additional performance drivers behind Servicing Asset segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The unpaid balance of the MSRs in our portfolio continues to decline as underlying mortgages prepay. The balance currently averages $12.8 billion, a decrease of $373 million or 2.8%.

Third Quarter Earnings Outlook

Short-term earnings remain under pressure due to the flat yield curve, competitive operating pressures within our mortgage channels and other market factors discussed earlier in this release. Management is executing a series of initiatives to blunt the impact of these adverse conditions as much as possible. However, the full benefit of these initiatives will likely take several quarters to materialize. The risk for an additional loss in the third quarter therefore exists.

The current analyst estimates for the company’s third quarter results range from income of $.01 per share to a loss of $.16 per share. Given the outlook above, we are presently biased toward the bottom of the range. Continued operating pressures within our mortgage businesses and the potential for significant negative net servicing results remain as risks that could drive performance below our current expectations.

Supplemental Financial Data

The company posts additional financial information directly to its Web site. We publish a report that breaks out quarterly results by line of business within each segment. The data is presented in a five-quarter format where current quarter results are shown alongside results from the most recent four quarters. This report is designed to give interested parties a more granular look at the company’s results and to make it easier for them to monitor performance trends.

You can access this material at www.netbankinc.com. Go to the “Investor Relations” area and click on the “Financial Data” link. Within this same area, we post a monthly report that shows key operating statistics for the company’s major lines of business. Management also uses this report to update the company’s quarterly earnings guidance as needed. The company publishes this report around the 20th of each month and files it simultaneously with the Securities Exchange Commission under Form 8-K.

Conference Call Information

Management has scheduled a conference call to discuss today’s reported results with investors, financial analysts and other interested parties. The call will be held today at 10 a.m. EDT. Interested parties may dial in or listen via an audiocast on the company’s Web site.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-889-1959
International:	+1-773-756-0455
One-Week Replay:	888-393-9638 or +1-203-369-3143

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its primary areas of operation include personal and small business banking, retail and wholesale mortgage lending, and transaction processing. For more information, please visit www.netbankinc.com.

###

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) The prospects for better sales performance out of the recreational vehicle, boat and aircraft lending business after it is integrated into the auto lending unit; 2) Execution of management’s various strategic initiatives helping the company curb losses and restore profitability; 3) Management’s ability to achieve a favorable sale of the servicing platform and/or servicing asset; and 4) Sales efforts generating a significant number of new ATM and/or merchant processing relationships.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for internet banking and financial services generally; 2) the public’s perception of the internet as a secure, reliable channel for transactions; 3) the success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) potential difficulties in integrating the company’s operations across its multiple lines of business; 5) the cyclical nature of the mortgage banking industry generally; 6) a possible decline in asset quality; 7) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) the possible adverse effects of unexpected changes in the interest rate environment; 9) adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NetBank, Inc.

Consolidated Statements of Operations

For the six months ended June 30,

(Unaudited and in 000’s except per share data)

	2006						2005
					Other/
	Retail	Financial	Transaction	Servicing	Corporate	Consolidated	Consolidated
	banking	intermediary	processing	Asset	overhead	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$61,722	$50,284	$14	$—	$253	$112,273	$100,959
Investment securities	16,504	3	—	—	—	16,507	17,667
Short-term investments	507	342	—	—	—	849	895
Inter-segment	46,266	111	—	5,437	(51,814)	—	—
Total interest income	124,999	50,740	14	5,437	(51,561)	129,629	119,521

Interest expense:
Deposits	45,013	—	—	—	—	45,013	28,814
Other borrowed funds	30,025	1,562	—	94	1,280	32,961	28,988
Inter-segment	10,686	37,165	190	4,130	(52,171)	—	—
Total interest expense	85,724	38,727	190	4,224	(50,891)	77,974	57,802
Net interest income	39,275	12,013	(176)	1,213	(670)	51,655	61,719
Provision for credit losses	3,971	105	—	—	—	4,076	4,681
Net interest income after provision for credit losses	35,304	11,908	(176)	1,213	(670)	47,579	57,038

Non-interest income:
Mortgage servicing fees	6	1,538	2,669	20,301	—	24,514	25,454
Amortization of MSRs	—	(14)	—	(20,437)	—	(20,451)	(22,144)
Recovery (impairment) of MSRs	—	—	—	(5,906)	—	(5,906)	(1,020)
(Loss) gain on derivatives	—	—	—	(11,462)	—	(11,462)	(944)
Gain on sales of investment securities	—	—	—	—	—	—	4,182
Service charges and fees	5,634	(1)	4,163	—	—	9,796	9,843
Gain on sales of loans and MSRs	308	35,391	—	—	(355)	35,344	54,752
Other income	2,139	1,160	1,052	63	(310)	4,104	5,579
Intersegment servicing/processing fees	—	—	6,476	—	(6,476)	—	—
Total non-interest income	8,087	38,074	14,360	(17,441)	(7,141)	35,939	75,702

Non-interest expense:
Salaries and benefits	10,146	37,915	5,180	—	15,441	68,682	61,817
Customer service	5,652	—	145	—	75	5,872	6,520
Marketing costs	3,075	3,565	147	—	297	7,084	5,221
Data processing	5,257	1,424	1,119	—	1,437	9,237	8,787
Depreciation and amortization	3,487	4,893	1,904	—	1,398	11,682	11,613
Office expenses	3,758	3,435	959	—	(449)	7,703	5,822
Occupancy	2,224	7,648	531	—	3,389	13,792	11,853
Travel and entertainment	448	1,555	218	—	458	2,679	2,640
Professional fees	1,338	2,246	812	—	2,353	6,749	8,805
Prepaid lost interest from curtailments	—	10	—	1,307	—	1,317	2,083
Impairment of goodwill	—	6,358	—	—	—	6,358	—
Other	5,294	6,507	1,040	32	(5,754)	7,119	6,832
Inter-segment servicing/processing fees	239	1,325	—	4,912	(6,476)	—	—
Total non-interest expense	40,918	76,881	12,055	6,251	12,169	148,274	131,993
(Loss) income before income taxes	$2,473	$(26,899)	$2,129	$(22,479)	$(19,980)	(64,756)	747
Income tax benefit (expense)						22,369	(451)
Net (loss) income						$(42,387)	$296

Net (loss) income per common and potential common shares outstanding:
Basic						$(0.92)	$0.01
Diluted						$(0.92)	$0.01

Weighted average common and potential common shares outstanding:
Basic						46,293	46,241
Diluted						46,293	46,538

NetBank, Inc.
Consolidated Statements of Operations
For the three months ended June 30,
(Unaudited and in 000’s except per share data)

	2006						2005
					Other/
	Retail	Financial	Transaction	Servicing	Corporate	Consolidated	Consolidated
	banking	intermediary	processing	Asset	overhead	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$30,328	$23,868	$7	$—	$155	$54,358	$53,106
Investment securities	8,091	2	—	—	—	8,093	8,879
Short-term investments	118	185	—	—	—	303	516
Inter-segment	22,671	54	—	3,093	(25,818)	—	—
Total interest income	61,208	24,109	7	3,093	(25,663)	62,754	62,501

Interest expense:
Deposits	23,116	—	—	—	—	23,116	15,598
Other borrowed funds	14,050	1,041	—	90	660	15,841	15,961
Inter-segment	5,736	18,000	102	2,116	(25,954)	—	—
Total interest expense	42,902	19,041	102	2,206	(25,294)	38,957	31,559
Net interest income	18,306	5,068	(95)	887	(369)	23,797	30,942
Provision for credit losses	972	47	—	—	—	1,019	2,330
Net interest income after provision for credit losses	17,334	5,021	(95)	887	(369)	22,778	28,612

Non-interest income:
Mortgage servicing fees	3	979	1,213	9,700	—	11,895	13,192
Amortization of MSRs	—	43	—	(9,890)	—	(9,847)	(11,516)
Recovery (impairment) of MSRs	—	—	—	(9,517)	—	(9,517)	(1,700)
(Loss) gain on derivatives	—	—	—	(4,764)	—	(4,764)	1,845
Gain on sales of investment securities	—	—	—	—	—	—	1,705
Service charges and fees	3,091	1	1,806	—	—	4,898	5,092
Gain on sales of loans and MSRs	308	11,589	—	—	(533)	11,364	29,932
Other income	1,054	360	553	35	(89)	1,913	2,691
Intersegment servicing/processing fees	—	—	3,113	—	(3,113)	—	—
Total non-interest income	4,456	12,972	6,685	(14,436)	(3,735)	5,942	41,241

Non-interest expense:
Salaries and benefits	5,575	18,809	2,583	—	6,875	33,842	30,094
Customer service	2,382	—	86	—	51	2,519	3,396
Marketing costs	1,737	1,515	92	—	146	3,490	2,366
Data processing	2,671	725	576	—	721	4,693	4,412
Depreciation and amortization	1,717	2,436	943	—	718	5,814	6,010
Office expenses	2,457	1,582	466	—	(230)	4,275	3,002
Occupancy	951	3,783	261	—	1,821	6,816	5,952
Travel and entertainment	261	829	103	—	231	1,424	1,390
Professional fees	455	1,243	348	—	1,357	3,403	4,815
Prepaid lost interest from curtailments	—	3	—	699	—	702	1,059
Impairment of goodwill		6,358	—	—	—	6,358	—
Other	2,678	3,024	501	17	(2,798)	3,422	3,483
Inter-segment servicing/processing fees	118	586	—	2,409	(3,113)	—	—
Total non-interest expense	21,002	40,893	5,959	3,125	5,779	76,758	65,979
(Loss) income before income taxes	$788	$(22,900)	$631	$(16,674)	$(9,883)	(48,038)	3,874
Income tax benefit (expense)						16,602	(1,549)
Net (loss) income						$(31,436)	$2,325

Net (loss) income per common and potential common shares outstanding:
Basic						$(0.68)	$0.05
Diluted						$(0.68)	$0.05

Weighted average common and potential common shares outstanding:
Basic						46,323	46,116
Diluted						46,323	46,492

NetBank, Inc.
Condensed Consolidated Balance Sheet
(Unaudited and in 000’s)

	June 30,	March 31,	June 30,
	2006	2006	2005
Assets
Cash and cash equivalents:
Cash and due from banks	$72,807	$151,609	$119,108
Cash equivalents and fed funds	22,948	26,599	67,279
Total cash, cash equivalents and fed funds	95,755	178,208	186,387
Investment securities available for sale-at fair value	574,590	606,959	659,093
Stock of Federal Home Loan Bank of Atlanta-at cost	46,002	54,359	66,172
Loans held for sale	972,004	974,430	1,388,495
Loan and lease receivables-net of allowance for losses	2,011,325	2,192,073	2,181,089
Mortgage servicing rights	203,406	212,094	176,583
Accrued interest receivable	16,416	16,849	13,673
Furniture, equipment and capitalized software	51,644	54,053	47,186
Goodwill and other intangibles	77,778	84,918	81,424
Due from servicers and investors	15,641	20,699	26,513
Unsettled trades	—	—	26,171
Other assets	77,444	74,209	101,981
Total assets	$4,142,005	$4,468,851	$4,954,767

Liabilities
Deposits	$2,721,937	$2,826,267	$2,792,100
Other borrowed funds	867,619	1,056,692	1,470,775
Subordinated debt	32,477	32,477	32,477
Accrued interest payable	21,223	17,301	13,449
Loans in process	41,153	29,448	61,473
Representations and warranties	21,688	16,234	19,037
Accounts payable and accrued liabilities	88,471	105,402	155,807
Total liabilities	3,794,568	4,083,821	4,545,118

Minority interests in affiliates	638	613	560

Shareholders’ equity
Preferred stock, no par	—	—	—
Common stock, $.01 par	528	528	528
Additional paid-in capital	433,809	433,109	432,192
Retained (deficit) earnings	(5,282)	27,173	41,618
Accumulated other comprehensive loss, net of tax	(19,673)	(13,430)	(488)
Treasury stock, at cost	(62,583)	(62,963)	(63,236)
Unearned compensation	—	—	(1,525)
Total shareholders’ equity	346,799	384,417	409,089

Total liabilities, minority interests and shareholders’ equity	$4,142,005	$4,468,851	$4,954,767

NetBank, Inc. Consolidated
Selected Financial and Operating Data
(Unaudited and in 000’s except per share data)

	Quarter Ended
	June 30,	March 31,	June 30,
	2006	2006	2005
Consolidated:

Net income (loss)	$(31,436)	$(10,951)	$2,325
Total assets	$4,142,005	$4,468,851	$4,954,767
Total equity	$346,799	$384,417	$409,089
Shares outstanding	46,360	46,360	46,298
Return on average equity	(34.39)%	(11.17)%	2.29%
Return on average assets	(2.79)%	(0.89)%	0.19%
Book value per share	$7.48	$8.30	$8.84
Tangible book value per share	$5.80	$6.47	$7.08

NetBank, FSB:

Deposits	$2,726,334	$2,827,509	$2,794,220
Customers	275,632	282,961	268,849

Estimated Capital Ratios:
Tier 1 core capital ratio	6.77%	6.83%	6.17%
Total risk-based capital ratio	10.79%	10.31%	10.36%

Asset quality numbers:
CMC Lease portfolio	$25,615	$25,762	$26,960
Non-performing loan and lease receivables	6,227	6,214	5,056
Total non-performing loan and lease receivables	31,842	31,976	32,016
Non-performing loans held for sale (1)	32,896	40,499	22,859
Total non-performing loans and leases	64,738	72,475	54,875
Repossessed assets (2)	10,528	10,806	7,102
Total non-performing assets	$75,266	$83,281	$61,977

Allowance for credit losses (ALLL)	$27,371	$28,302	$25,792
Net charge-offs of loan and lease receivables	$(3,004)	$(2,356)	$(1,613)

Asset quality ratios:
Total non-performing assets / average assets	1.67%	1.69%	1.27%
ALLL / total non-performing loan and lease receivables	85.96%	88.51%	80.56%
Net annualized charge-offs / total assets	0.29%	0.21%	0.13%

Mortgage Banking:

Production Activity:
Retail	$975,201	$794,628	$843,914
Correspondent	703,166	917,284	1,009,951
Wholesale	401,107	456,542	681,865
RMS	24,360	41,574	54,540
Total Agency-eligible	2,103,834	2,210,028	2,590,270
Non-conforming	478,893	605,234	865,229
Total	$2,582,727	$2,815,262	$3,455,499

Sales Activity:
Third-party sales	$2,494,743	$2,887,567	$3,084,829
Intercompany sales	—	7,211	53,473
Total sales	$2,494,743	$2,894,778	$3,138,302

Pipeline:
Locked conforming mortgage loan pipeline	$962,059	$842,835	$1,200,719

UPB of loans serviced:	$15,465,530	$16,286,000	$18,483,938

(1)             Held for sale assets are carried at the lower of cost or market (LOCOM).  LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying values and are not considered allowances.

(2)             Repossessed assets are carried at net realizable value.